Exhibit 99.1

Solid Advances in 2008 Third Quarter And Nine Month Revenues And Net Income Reported By Fresh Ideas Media (Soon To Be Renamed China Auto Logistics Inc.)

Compared With The Same Period Last Year Third Quarter Net Income Increased 366% On 25.8% Growth In Net Revenues While Nine Month Net Income Grew 91.9% As Net Revenues Advanced 29.1%

TIANJIN CITY, CHINA—Dec. 23, 2008 –Fresh Ideas Media, Inc. (OTCBB: FIDM.OB) which will soon be renamed China Auto Logistics Inc. (the “Company”), today announced it achieved strong gains in revenues and net income in its third quarter and nine months ended September 30, 2008.

In the third quarter of 2008, net revenues advanced to $48,378,898, a 25.76% increase over the $38,470,263 reported in the same period last year, almost entirely attributable to increased revenues from sales of imported luxury autos.  Gross profits in the 2008 period increased approximately 246% over results in the 2007 third quarter and were a key factor in the sharp increase achieved in net income, which grew from $258,349 in last year’s third quarter to $1,204,433 in the 2008 quarter, a gain of approximately 366%.  Comprehensive Income, which reflects foreign currency translation adjustments, was $1,402,917 in the 2008 third quarter, compared with $469,860 in the same period last year.

The Company explained that in the 2008 third quarter, unit sales of luxury autos increased 10.24% to 700 autos, while the average purchasing price of these cars increased 15.35% to $67,972, with some of the increased sales attributable to an anticipated increase in the automobile consumption tax implemented in September 2008.

At the same time, gross profits increased in large measure due to the bottom line contribution in the period from the Company’s high margin automobile related logistical services and websites, despite their smaller contribution to revenue gains.

Through the first nine months of 2008, the Company said revenues rose 29.12% to $129,475,982 compared with $100,275,363 in the same period last year, with net revenues generated primarily from sales of imported autos.  A continuing focus on high-end luxury autos for the growing wealthy class in China resulted in sales of 1,742 automobiles in the period, compared with 1,619 in the first nine months of 2007, with an average selling price more than 20% higher at $72,774 as of September 30, 2008.  Net income in the first nine months of 2008 rose 91.93% to $3,358,435 from $1,749,798 in the same period last year as the Company realized a 1.92% decrease in the ratio of cost of revenue to net revenue and more than a 111% increase in gross profits.  The latter is attributable in large part to the contribution to operating income from the Company’s higher margin Financing, Web and Automobile Import Value Added Services.  Foreign currency translation adjustments increased Comprehensive Income in the first nine months of 2008 to $4,666,380, which was more than double the Comprehensive Income in the same period last year of $2,216,209.

With respect to its auto related logistical services business, the Company said that results in the third quarter were somewhat impacted by the Olympic Games in Beijing held over the summer.  It also noted there was continued growth in the quarter in website advertising, but said this was not fully reflected in revenues because as the Company continues to rapidly expand its website to new cities it is initially offering discounts and some free services to help build leadership positions.  Further, while initial revenues from the website business are being obtained from advertising and subscriptions, future revenues also are expected to be generated by online services.

Strategically Well Positioned

Commenting on these results, Mr. Tong Shiping, CEO and President of the Company, stated: “We were quite pleased, especially in view of the increased weakness in the overall automobile market we began to see in the period.  The results on the bottom line especially, lend credence to the soundness of our corporate strategy of shifting our focus from a traditional auto trader to a web-based automobile-related logistics service provider.”

Mr. Shiping noted further, “Although we expect to maintain our position as a leader in China in the sales of imported autos, and this will continue to represent a considerable portion of our revenues, the percentage of our net profit from this business is expected to decline as we build the profits from our automobile related logistical services and websites.  We do not expect our auto sales to maintain a consistent 30% growth for the full year.”

He added, “Reflecting the direction of our efforts, in our nine month results, auto related financing, logistical and website services businesses contributed more than $2.1 million to total income from operations of $4,958,292.  Over time, we expect this will continue to become an ever greater percentage of net revenues.”

“Going forward,” Mr. Shipping stated, “we are very much aware of the overall economic picture in China and around the world, but remain very confident in our strategy. Our imported luxury vehicles business places us at the high end of a market that is still quite young.  Additionally, we are achieving rapid penetration into the broader domestically manufactured auto market with our www.1365car.com website.  Of note, we recently announced successful expansion of this site to six important markets and fully expect to add another six in 2009, followed by establishment of a national website that will position us very strongly for continued success.”

SEE ATTACHED TABLES

Company Description

Founded in 1995, with profitable sales in 2007 of approximately $152 million, the Company has grown to become one of the top importers and sellers of luxury vehicles in China. Imported luxury autos, accounting for more than 10% of all Chinese auto sales revenues, are the fastest growing segment of the still young Chinese auto industry, now the second largest in the world. The Company has grown sales and profits by becoming one of China’s top logistical servicing and financing companies for auto importers. Additionally, it is a leader in providing accurate pricing and other auto-related information with its two web portals, www.at188.com, aimed at the import market, and www.1365car.tj.cn, which it is expanding throughout China to reach the much larger market of domestically manufactured auto purchasers and dealers.  Following completion of a successful reverse merger on November 10, 2008, the Company is trading as a fully reporting company in the U.S. as Fresh Ideas Media, Inc. with the stock symbol FIDM.OB.  It shortly expects to officially change its name to China Auto Logistics Inc.  For additional information, please visit www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

     US Investors

     Focus Asia Partners
     Robert Agriogianis
     Tel:   973-845-6642
     Fax:  973-845-6649

Press

     Ken Donenfeld
     donfgroup@aol.com
     Tel:   212-425-5700
     Fax:  212-425-6951

Fresh Ideas Media, Inc.
Results of Operations for the Three Months Ended September 30, 2008 Compared To the Three Months Ended September 30, 2007

	For The Three Months Ended September 30

	2008		2007		Change in %
Net Revenue	$48,378,898	100%	$38,470,263	100%	25.76%
Cost of revenue	$46,054,946	95.20%	$37,799,455	98.26%	21.84%
Gross profit	$2,323,952	4.80%	$670,808	1.74%	246.44%
Operating expenses	$533,565	1.10%	$389,835	1.01%	36.87%
Income from operations	$1,790,387	3.70%	$280,973	0.73%	537.21%
Other income(expenses)	$(43,789)	(0.09%)	$(10,562)	(0.03%)	314.59%
Income before income taxes, earnings in equity interest and minority interest	$1,746,598	3.61%	$270,411	0.70%	545.90%
Net Income	$1,204,433	2.49%	$258,349	0.67%	366.20%

Fresh Ideas Media, Inc.
Results of Operations for the Nine Months Ended September 30, 2008 Compared To the Nine Months Ended September 30, 2007

	For The Nine Months Ended September 30

	2008		2007		Change in %
Net Revenue	$129,475,982	100%	$100,275,363	100%	29.12%
Cost of revenue	$123,051,216	95.04%	$97,231,886	96.96%	26.55%
Gross profit	$6,424,766	4.96%	$3,043,477	3.04%	111.10%
Operating expenses	$1,466,474	1.13%	$1,030,874	1.03%	42.26%
Income from operations	$4,958,292	3.83%	$2,012,603	2.01%	146.36%
Other income(expenses)	$(115,066)	(0.09%)	$(55,491)	(0.06%)	107.36%
Income before income taxes, earnings in equity interest and minority interest	$4,843,226	3.74%	$1,957,112	1.95%	147.47%
Net Income	$3,358,435	2.59%	$1,749,798	1.74%	91.93%

Note: Fresh Ideas Media, Inc. currently has 18.1 million shares outstanding.